Exhibit 99.1

Howmet Aerospace Reports First Quarter 2021 Results

First Quarter 2021 Highlights

  Revenue of $1.2 billion, down 26% year over year
  Income from continuing operations of $80 million, or $0.18 per share, versus $153 million, or $0.35 per share, in the first quarter 2020
  Income from continuing operations excluding special items of $96 million, or $0.22 per share, versus $194 million, or $0.44 per share, in the first quarter 2020
  Operating income of $189 million, down 27% year over year
  Operating income excluding special items of $208 million, down 34% year over year
  Cash used for operations of ($6 million) and adjusted free cash flow of ($4 million); cash used for financing activities of ($368 million); and cash provided from investing activities of $3 million
  Cash balance at end of quarter at $1.2 billion after redeeming approximately $361 million of debt; Revolving credit facility undrawn at $1 billion

2021 Guidance* Updated

  Updated Full Year 2021 Guidance: Revenue $5.05-$5.20 billion, versus prior $5.05-$5.25 billion, with an unchanged outlook of $5.10 billion, Adjusted EBITDA $1.125-$1.20 billion, versus prior $1.07-$1.15 billion, with an increased outlook of $1.15 billion, Earnings Per Share Excluding Special Items $0.91-$1.02, versus prior $0.75-$0.89, with an increased outlook of $0.95, Adjusted Free Cash Flow $390-$460 million, versus prior $350-$450 million, with an increased outlook of $425 million
  Issued Second Quarter 2021 Guidance: Revenue $1.17-$1.23 billion with an outlook of $1.20 billion, Adjusted EBITDA $260-$270 million with an outlook of $265 million, Earnings Per Share Excluding Special Items $0.19-$0.21 with an outlook of $0.20

Key Announcements

  On January 15, 2021, Howmet Aerospace completed early redemption of 5.40% Notes due 2021 in the aggregate principal amount of approximately $361 million.
  On May 3, 2021, the Company completed early redemption of all $476 million aggregate principal amount of its outstanding 5.87% Notes due 2022 at an aggregate redemption price of approximately $500 million.
  On March 29, 2021, Howmet Aerospace amended its Five-Year Revolving Credit Agreement. This amendment provides certain relief under the financial covenant until December 31, 2022. The $1 billion revolving credit facility remains undrawn.
  The Company is expecting to reinstate a quarterly dividend of $0.02 per share of its common stock, beginning in the third quarter 2021, subject to the discretion and final approval of the Board of Directors.

* Reconciliations of the forward-looking non-GAAP measures to the most directly comparable GAAP measures are not available without unreasonable efforts due to the variability and complexity of the charges and other components excluded from the non-GAAP measures – for further detail, see “2021 Guidance Updated” below.

PITTSBURGH--(BUSINESS WIRE)--May 6, 2021--Howmet Aerospace (NYSE:HWM) today reported first quarter 2021 results. The Company reported first quarter revenues of $1.2 billion, down 26% year over year due to disruptions in the commercial aerospace market, primarily driven by COVID-19, Boeing 737 MAX, and Boeing 787 production declines, partially offset by growth in the commercial transportation, defense aerospace, and industrial gas turbine markets.

Howmet Aerospace reported income from continuing operations of $80 million, or $0.18 per share, in the first quarter 2021 versus income from continuing operations of $153 million, or $0.35 per share, in the first quarter 2020. Income from continuing operations excluding special items was $96 million, or $0.22 per share, in the first quarter 2021, versus $194 million, or $0.44 per share, in the first quarter 2020. Income from continuing operations in the first quarter 2021 included a $16 million charge from special items, principally related to plant fire costs and restructuring and other charges.

First quarter 2021 operating income was $189 million, down 27% year over year. Operating income excluding special items was $208 million, down 34% year over year. The year-over-year decline was due to significant disruptions in the commercial aerospace market, driven by COVID-19, Boeing 737 MAX, and Boeing 787 production declines, resulting in unfavorable volume and product mix. The decline was partially offset by growth in the commercial transportation, defense aerospace, and industrial gas turbine markets, variable and fixed cost reductions, and favorable product pricing. Operating income margin, excluding special items, was down approximately 200 basis points year over year to 17.2%.

Howmet Aerospace Executive Chairman and Co-Chief Executive Officer John Plant said, “Howmet Aerospace delivered a healthy start to 2021 with first quarter 2021 profits and margins exceeding expectations. Our first quarter 2021 adjusted EBITDA margin of 22.7% was similar to fourth quarter 2020 despite approximately $30 million less revenue, supported by favorable product pricing and effective cost performance. First quarter 2021 adjusted free cash flow was near breakeven, a first quarter record, demonstrating our continued focus on cash generation. We expect adjusted free cash flow to be less seasonal going forward, and expect positive cash generation through the remaining quarters of 2021.”

Mr. Plant continued, “We see the end of the second quarter as the inflection point for a commercial aerospace recovery, led by the narrow body market, that should support a stronger second half 2021, particularly for Engine Products and Engineered Structures. The Commercial Transportation market remains robust, supporting Forged Wheels, although industry supply chain constraints can limit growth in the near term. As we look to the rest of 2021 and beyond, we are well positioned to emerge from the pandemic in a stronger, more profitable position.”

“Our liquidity position is strong as a result of our strict and disciplined approach to costs and spending. We ended first quarter 2021 with $1.24 billion of cash after the early redemption of our April 2021 notes for approximately $361 million, and we completed the early redemption of our February 2022 notes for approximately $500 million on May 3, 2021. During the quarter, we amended our undrawn $1 billion revolving credit facility and our next debt maturity is not until October 2024.”

On April 1, 2020, Arconic Inc. completed the separation of its business into two independent, publicly-traded companies: Howmet Aerospace Inc. (the new name for Arconic Inc.) and Arconic Corporation. The financial results of Arconic Corporation for all periods prior to April 1, 2020 have been retrospectively reflected in the Statement of Consolidated Operations as discontinued operations and, as such, have been excluded from continuing operations and segment results for all periods prior to April 1, 2020. Additionally, the related assets and liabilities associated with Arconic Corporation in the December 31, 2019 Consolidated Balance Sheet are classified as assets and liabilities of discontinued operations. The cash flows, comprehensive income, and equity related to Arconic Corporation have not been segregated and are included in the Statement of Consolidated Cash Flows, Statement of Consolidated Comprehensive Income, and Statement of Changes in Consolidated Equity, respectively, for all periods prior to April 1, 2020.

First Quarter 2021 Segment Performance

Engine Products

Engine Products reported revenue of $534 million, a decrease of 32% year over year due to declines in the commercial aerospace market driven by COVID-19 and Boeing 737 MAX production declines, partly offset by growth in the defense aerospace and industrial gas turbine markets. Segment operating profit was $101 million, down 39% year over year, driven by volume declines, partially offset by variable and fixed cost reductions. Segment operating profit margin decreased approximately 220 basis points year over year to 18.9%.

Fastening Systems

Fastening Systems reported revenue of $272 million, a decrease of 29% year over year due to declines in the commercial aerospace market, primarily driven by COVID-19, Boeing 737 MAX, and Boeing 787 production declines. Segment operating profit was $45 million, down 53% year over year, driven by volume declines and unfavorable product mix, partially offset by variable and fixed cost reductions. Segment operating profit margin decreased approximately 840 basis points year over year to 16.5%.

Engineered Structures

Engineered Structures reported revenue of $176 million, a decrease of 36% year over year due to declines in the commercial aerospace market, driven by COVID-19, Boeing 787, and Boeing 737 MAX production declines, partly offset by growth in the defense aerospace market. Segment operating profit was $10 million, down 64% year over year, driven by volume declines and unfavorable product mix, partially offset by variable and fixed cost reductions. Segment operating profit margin decreased approximately 450 basis points year over year to 5.7%.

Forged Wheels

Forged Wheels reported revenue of $227 million, an increase of 19% year over year due to strength in the commercial transportation market. Segment operating profit was $70 million, up 40% year over year, driven by volume increases, cost reductions, and maximizing production in low-cost countries. Segment operating profit margin increased approximately 460 basis points year over year to 30.8%.

2021 Guidance* Updated

	2Q 21 Guidance			FY 2021 Guidance
	Low	Outlook	High	Low	Outlook	High
Revenue	$1.17B	$1.20B	$1.23B	$5.05B	$5.10B	$5.20B
Adj. EBITDA	$260M	$265M	$270M	$1.125B	$1.15B	$1.20B
Adj. EBITDA Margin[1]	22.2%	22.1%	22.0%	22.3%	22.5%	23.1%
Adj. Earnings per Share[1]	$0.19	$0.20	$0.21	$0.91	$0.95	$1.02
Adj. Free Cash Flow				$390M	$425M	$460M
1)	Excluding Special Items

* Howmet Aerospace has not provided reconciliations of the forward-looking non-GAAP financial measures, such as adjusted EBITDA, adjusted EBITDA margin, adjusted earnings per share or earnings per share excluding special items, and adjusted free cash flow, to the most directly comparable GAAP financial measures. Such reconciliations are not available without unreasonable efforts due to the variability and complexity with respect to the charges and other components excluded from the non-GAAP measures, such as the effects of foreign currency movements, gains or losses on sales of assets, taxes, and any future restructuring or impairment charges. These reconciling items are in addition to the inherent variability already included in the GAAP measures, which includes, but is not limited to, price/mix and volume. Howmet Aerospace believes such reconciliations would imply a degree of precision that would be confusing or misleading to investors.

Completed Early Redemption of All Outstanding 5.40% Notes due 2021 for Approximately $361 Million

Howmet Aerospace redeemed all of its outstanding 5.40% Notes due 2021 in the aggregate principal amount of approximately $361 million on January 15, 2021. The notes were redeemed at 100% of the principal amount of the notes, plus accrued and unpaid interest up to, but not including, the redemption date. As a result, interest costs to the Company are estimated to be reduced in 2021 by approximately $19 million.

Completed Early Redemption of All Outstanding 5.87% Notes due 2022 at an Aggregate Redemption Price of Approximately $500 Million

Howmet Aerospace completed the early redemption on May 3, 2021 of all $476 million aggregate principal amount of its outstanding 5.87% Notes due 2022 at an aggregate redemption price of approximately $500 million. As a result, interest costs to the Company are estimated to be reduced in 2021 by approximately $19 million and approximately $28 million on an annual basis. The Company’s next debt maturity is in October 2024.

Amended Five-Year Revolving Credit Agreement

On March 29, 2021, Howmet Aerospace successfully amended its Five-Year Revolving Credit Agreement. This amendment provides certain relief under the financial covenant until December 31, 2022. The $1 billion revolving credit facility remains undrawn.

Expecting to Reinstate its Dividend on Common Stock Beginning in the Third Quarter 2021

Howmet Aerospace expects to reinstate a quarterly dividend of $0.02 per share of the Company’s common stock, beginning in the third quarter 2021, subject to the discretion and final approval of the Board of Directors each quarter after the Board’s consideration of all factors it deems relevant and subject to applicable law and contractual considerations.

Howmet Aerospace will hold its quarterly conference call at 10:00 AM Eastern Time on Thursday, May 6, 2021. The call will be webcast via www.howmet.com. The press release and presentation materials will be available at approximately 7:00 AM ET on May 6, via the “Investors” section of the Howmet Aerospace website. A link to the press release will also be available via Howmet Aerospace’s Twitter handle @HowmetAerospace at https://twitter.com/howmetaerospace.

About Howmet Aerospace

Howmet Aerospace Inc., headquartered in Pittsburgh, Pennsylvania, is a leading global provider of advanced engineered solutions for the aerospace and transportation industries. The Company’s primary businesses focus on jet engine components, aerospace fastening systems, and titanium structural parts necessary for mission-critical performance and efficiency in aerospace and defense applications, as well as forged wheels for commercial transportation. With nearly 1,150 granted and pending patents, the Company’s differentiated technologies enable lighter, more fuel-efficient aircraft to operate with a lower carbon footprint. For more information, visit www.howmet.com. Follow: LinkedIn, Twitter, Instagram, Facebook, and YouTube.

Dissemination of Company Information

Howmet Aerospace intends to make future announcements regarding Company developments and financial performance through its website at www.howmet.com.

Forward-Looking Statements

This release contains statements that relate to future events and expectations and as such constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include those containing such words as "anticipates," "believes," "could," "estimates," "expects," "forecasts," "goal," "guidance," "intends," "may," "outlook," "plans," "projects," "seeks," "sees," "should," "targets," "will," "would," or other words of similar meaning. All statements that reflect Howmet Aerospace’s expectations, assumptions or projections about the future, other than statements of historical fact, are forward-looking statements, including, without limitation, statements, forecasts and outlook relating to the condition of end markets; future financial results or operating performance; future strategic actions; Howmet Aerospace's strategies, outlook, and business and financial prospects; and any future dividends or share repurchases. These statements reflect beliefs and assumptions that are based on Howmet Aerospace’s perception of historical trends, current conditions and expected future developments, as well as other factors Howmet Aerospace believes are appropriate in the circumstances. Forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties and changes in circumstances that are difficult to predict, which could cause actual results to differ materially from those indicated by these statements. Such risks and uncertainties include, but are not limited to: (a) uncertainty of the duration, extent and impact of the COVID-19 pandemic on Howmet Aerospace’s business, results of operations, and financial condition; (b) deterioration in global economic and financial market conditions generally, including as a result of pandemic health issues (including COVID-19 and its effects, among other things, on global supply, demand, and distribution disruptions as the COVID-19 pandemic continues and results in an increasingly prolonged period of travel, commercial and/or other similar restrictions and limitations); (c) unfavorable changes in the markets served by Howmet Aerospace; (d) the impact of potential cyber attacks and information technology or data security breaches; (e) the loss of significant customers or adverse changes in customers’ business or financial conditions; (f) manufacturing difficulties or other issues that impact product performance, quality or safety; (g) inability of suppliers to meet obligations due to supply chain disruptions or otherwise; (h) the inability to achieve revenue growth, cash generation, cost savings, restructuring plans, cost reductions, improvement in profitability, or strengthening of competitiveness and operations anticipated or targeted; (i) competition from new product offerings, disruptive technologies or other developments; (j) geopolitical, economic, and regulatory risks relating to Howmet Aerospace’s global operations, including compliance with U.S. and foreign trade and tax laws, sanctions, embargoes and other regulations; (k) the outcome of contingencies, including legal proceedings, government or regulatory investigations, and environmental remediation, which can expose Howmet Aerospace to substantial costs and liabilities; (l) failure to comply with government contracting regulations; (m) adverse changes in discount rates or investment returns on pension assets; and (n) the other risk factors summarized in Howmet Aerospace’s Form 10-K for the year ended December 31, 2020 and other reports filed with the U.S. Securities and Exchange Commission. Market projections are subject to the risks discussed above and other risks in the market. The statements in this release are made as of the date of this release, even if subsequently made available by Howmet Aerospace on its website or otherwise. Howmet Aerospace disclaims any intention or obligation to update publicly any forward-looking statements, whether in response to new information, future events, or otherwise, except as required by applicable law.

Non-GAAP Financial Measures

Some of the information included in this release is derived from Howmet Aerospace’s consolidated financial information but is not presented in Howmet Aerospace’s financial statements prepared in accordance with accounting principles generally accepted in the United States of America (GAAP). Certain of these data are considered “non-GAAP financial measures” under SEC rules. These non-GAAP financial measures supplement our GAAP disclosures and should not be considered an alternative to the GAAP measure. Reconciliations to the most directly comparable GAAP financial measures and management’s rationale for the use of the non-GAAP financial measures can be found in the schedules to this release.

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Howmet Aerospace Inc. and subsidiaries Statement of Consolidated Operations (unaudited) (in U.S. dollar millions, except per-share and share amounts)

	Quarter ended
	March 31, 2021	December 31, 2020	March 31, 2020
Sales	$1,209	$1,238	$1,634

Cost of goods sold (exclusive of expenses below)	873	872	1,183
Selling, general administrative, and other expenses	65	58	79
Research and development expenses	5	4	4
Provision for depreciation and amortization	68	67	71
Restructuring and other charges(1)	9	16	39
Operating income	189	221	258

Interest expense	72	76	84
Other expense (income), net	4	74	(24)

Income from continuing operations before income taxes	113	71	198
Provision (benefit) for income taxes	33	(35)	45
Income from continuing operations after income taxes	80	106	153
Income from discontinued operations after income taxes	—	—	62

Net income	$80	$106	$215

Amounts Attributable to Howmet Aerospace Common Shareholders:
Earnings per share - Basic(2)(3)(5):
Continuing Operations	$0.18	$0.24	$0.35
Discontinued Operations	$—	$—	$0.14
Net income per share	$0.18	$0.24	$0.49
Average number of shares(3)(4)	433,598,797	433,280,936	435,015,454

Earnings per share - Diluted(2)(3)(5):
Continuing Operations	$0.18	$0.24	$0.35
Discontinued Operations	$—	$—	$0.14
Net income per share	$0.18	$0.24	$0.49
Average number of shares(4)	439,337,643	437,979,216	440,396,706

Common stock outstanding at the end of the period	434,081,077	432,906,377	436,085,504
(1)	Restructuring and other charges for the quarter ended March 31, 2021 included severance costs, asset impairments, pension settlement charges and other exit costs. Restructuring and other charges for the quarter ended December 31, 2020 and March 31, 2020 included severance costs, asset impairments and other exit costs.
(2)	In order to calculate both basic and diluted earnings per share, preferred stock dividends declared of $1 for the quarters ended March 31, 2021, December 31, 2020, and March 31, 2020 need to be subtracted from Net income.
(3)	For the quarters presented, the difference between the diluted average number of shares and the basic average number of shares related to share equivalents associated with outstanding employee stock options and awards.
(4)	Basic and diluted average number of shares and common stock outstanding at the end of the period for the quarter ended December 31, 2020 do not reflect the full impact of the share repurchases made at different times during the fourth quarter of 2020.
(5)	Per share amounts are calculated independently for Continuing and Discontinued operations, therefore, the sum of the amounts may not equal the total Net Income per share.

Howmet Aerospace Inc. and subsidiaries Consolidated Balance Sheet (unaudited) (in U.S. dollar millions)

	March 31, 2021	December 31, 2020
Assets
Current assets:
Cash and cash equivalents	$1,238	$1,610
Receivables from customers, less allowances of $1 in 2021 and $1 in 2020	339	328
Other receivables(1)	96	29
Inventories	1,453	1,488
Prepaid expenses and other current assets	202	217
Total current assets	3,328	3,672

Properties, plants, and equipment, net	2,524	2,592
Goodwill	4,086	4,102
Deferred income taxes	227	272
Intangibles, net	563	571
Other noncurrent assets	243	234
Total assets	$10,971	$11,443

Liabilities
Current liabilities:
Accounts payable, trade	$596	$599
Accrued compensation and retirement costs	171	205
Taxes, including income taxes	93	102
Accrued interest payable	88	89
Other current liabilities	243	289
Short-term debt	489	376
Total current liabilities	1,680	1,660
Long-term debt, less amount due within one year	4,224	4,699
Accrued pension benefits	941	985
Accrued other postretirement benefits	159	198
Other noncurrent liabilities and deferred credits	305	324
Total liabilities	7,309	7,866

Equity
Howmet Aerospace shareholders’ equity:
Preferred stock	55	55
Common stock	434	433
Additional capital	4,671	4,668
Retained earnings	443	364
Accumulated other comprehensive loss	(1,941)	(1,943)
Total equity	3,662	3,577
Total liabilities and equity	$10,971	$11,443
(1)	Includes a deferred purchase program receivable of $68 for the March 31, 2021 period and $12 for the December 31, 2020 period.

Howmet Aerospace and subsidiaries Statement of Consolidated Cash Flows (unaudited) (in U.S. dollar millions)

	Three months ended March 31,
	2021	2020
Operating activities
Net income	$80	$215
Adjustments to reconcile net income to cash provided from operations:
Depreciation and amortization	68	129
Deferred income taxes	10	19
Restructuring and other charges	9	21
Net loss from investing activities—asset sales	3	2
Net periodic pension benefit cost	4	26
Stock-based compensation	6	13
Other	14	25
Changes in assets and liabilities, excluding effects of acquisitions, divestitures, and foreign currency translation adjustments:
Increase in receivables	(144)	(210)
Decrease (increase) in inventories	20	(136)
Decrease (increase) in prepaid expenses and other current assets	23	(2)
Increase (decrease) in accounts payable, trade(1)	26	(132)
Decrease in accrued expenses	(92)	(173)
Increase in taxes, including income taxes	12	90
Pension contributions	(29)	(56)
Increase in noncurrent assets	(2)	—
Decrease in noncurrent liabilities	(14)	(39)
Cash used for operations	(6)	(208)

Financing Activities
Net change in short-term borrowings (original maturities of three months or less)	(2)	2
Additions to debt (original maturities greater than three months)(2)	—	1,200
Payments on debt (original maturities greater than three months)(3)	(361)	—
Debt issuance costs	(1)	(45)
Proceeds from exercise of employee stock options	8	30
Dividends paid to shareholders	—	(9)
Other	(12)	(33)
Cash (used for) provided from financing activities	(368)	1,145
Investing Activities
Capital expenditures(1)	(55)	(152)
Proceeds from the sale of assets and businesses(4)	—	114
Cash receipts from sold receivables	57	48
Other	1	1
Cash provided from investing activities	3	11
Effect of exchange rate changes on cash, cash equivalents and restricted cash	(1)	(8)
Net change in cash, cash equivalents and restricted cash	(372)	940
Cash, cash equivalents and restricted cash at beginning of year	1,611	1,703
Cash, cash equivalents and restricted cash at end of year	$1,239	$2,643

The separation of Arconic Inc. into two standalone, publicly-traded companies, Howmet Aerospace Inc. and Arconic Corporation, (the “Arconic Inc. Separation Transaction”) occurred on April 1, 2020. The cash flows related to Arconic Corporation have not been segregated and are included in the Statement of Consolidated Cash Flows for the first quarter of 2020.

(1)	In the third quarter of 2020, the Company identified a misclassification in the presentation of changes in accounts payable and capital expenditures in its previously issued Statement of Consolidated Cash Flows during 2020. Although management has determined that such misclassification did not materially misstate the Statement of Consolidated Cash Flows for the first quarter of 2020, the Company has revised it resulting in an $83 increase to previously reported capital expenditures and decrease to cash provided from investing activities with a corresponding reduction (decrease) in accounts payable, trade and increase in cash provided by operations.
(2)	The proceeds from financing activities primarily related to long-term debt issuance of $1,200 in the first quarter of 2020 which went with Arconic Corporation at separation.
(3)	The use of cash from financing activities in 2021 was related to the repayment of the aggregate outstanding principal amount of the 5.400% Notes due 2021 of approximately $361.
(4)	Proceeds from the sale of assets and businesses were primarily related to sale of a rolling mill in Itapissuma, Brazil and hard alloy extrusions plant in South Korea for $50 and $62 in cash, respectively, which were related to Arconic Corporation.

Howmet Aerospace Inc. and subsidiaries Segment Information (unaudited) (in U.S. dollar millions)

	1Q20	2Q20	3Q20	4Q20	2020	1Q21
Engine Products
Third-party sales	$781	$585	$485	$555	$2,406	$534
Inter-segment sales	$2	$1	$1	$1	$5	$1
Segment operating profit	$165	$105	$39	$108	$417	$101
Segment operating profit margin	21.1%	17.9%	8.0%	19.5%	17.3%	18.9%
Provision for depreciation and amortization	$30	$31	$31	$31	$123	$31
Restructuring and other charges	$13	$22	$9	$(8)	$36	$5
Capital expenditures	$19	$14	$15	$29	$77	$11

Fastening Systems
Third-party sales	$385	$326	$271	$263	$1,245	$272
Inter-segment sales	$—	$—	$—	$—	$—	$—
Segment operating profit	$96	$70	$33	$48	$247	$45
Segment operating profit margin	24.9%	21.5%	12.2%	18.3%	19.8%	16.5%
Provision for depreciation and amortization	$12	$12	$12	$12	$48	$12
Restructuring and other charges	$2	$24	$—	$13	$39	$2
Capital expenditures	$8	$7	$9	$15	$39	$5

Engineered Structures
Third-party sales	$275	$229	$206	$217	$927	$176
Inter-segment sales	$3	$2	$1	$1	$7	$1
Segment operating profit	$28	$19	$10	$16	$73	$10
Segment operating profit margin	10.2%	8.3%	4.9%	7.4%	7.9%	5.7%
Provision for depreciation and amortization	$13	$14	$13	$12	$52	$12
Restructuring and other charges	$17	$(5)	$9	$7	$28	$1
Capital expenditures	$3	$5	$3	$8	$19	$5

Forged Wheels
Third-party sales	$191	$113	$172	$203	$679	$227
Inter-segment sales	$—	$—	$—	$—	$—	$—
Segment operating profit	$50	$6	$35	$62	$153	$70
Segment operating profit margin	26.2%	5.3%	20.3%	30.5%	22.5%	30.8%
Provision for depreciation and amortization	$10	$9	$10	$10	$39	$10
Restructuring and other charges	$2	$1	$—	$—	$3	$—
Capital expenditures	$7	$4	$6	$6	$23	$9

Differences between the total segment and consolidated totals are in Corporate.

Howmet Aerospace Inc. and subsidiaries Segment Information (unaudited) (in U.S dollar millions)
Reconciliation of Total Segment Operating Profit to Consolidated Income Before Income Taxes
	1Q20	2Q20	3Q20	4Q20	2020	1Q21
Income (loss) from continuing operations before income taxes	$198	$(86)	$(12)	$71	$171	$113
Interest expense	84	144	77	76	381	72
Other (income) expense, net	(24)	16	8	74	74	4
Consolidated operating income	258	74	73	221	626	189
Unallocated amounts:
Restructuring and other charges	39	105	22	16	182	9
Corporate expense (income)(1)	42	21	22	(3)	82	28
Total segment operating profit	$339	$200	$117	$234	$890	$226

Total Segment operating profit and Total Segment capital expenditures are non-GAAP financial measures. Management believes that these measures are meaningful to investors because management reviews the operating results of the Company by Segment excluding the impacts of Corporate, Restructuring and other charges, and Other special items (collectively, “Special items”). There can be no assurances that additional special items will not occur in future periods. To compensate for this limitation, management believes that it is appropriate to consider both Income from continuing operations determined under GAAP as well as Total Segment operating profit.

Differences between the total segment and consolidated totals are in Corporate.

(1)	For the quarter ended March 31, 2020, Corporate expense included $4 of costs associated with the Arconic Inc. Separation Transaction, $11 of net costs related to fires at two plants, and impairment costs related to facilities closures of $3 offset by ($1) net reimbursement related to legal and advisory charges related to Grenfell Tower. For the quarter ended June 30, 2020, Corporate expense included $3 of costs associated with the Arconic Inc. Separation Transaction, ($6) of reimbursement related to legal and advisory charges related to Grenfell Tower, and $4 of net costs related to a fire at two plants (net of insurance reimbursements). For the quarter ended September 30, 2020, Corporate expense included ($2) of reimbursement related to legal and advisory charges related to Grenfell Tower, and $7 of net costs related to fires at two plants. For the quarter ended December 31, 2020, Corporate expense included ($3) of reimbursement related to legal and advisory charges related to Grenfell Tower, and ($19) of net reimbursements related to fires at two plants. For the quarter ended March 31, 2021, Corporate expense included $10 of costs related to fires at two plants.
Reconciliation of Total Segment Capital Expenditures to Consolidated Capital Expenditures
	1Q20	2Q20	3Q20	4Q20	2020	1Q21
Total segment capital expenditures	$37	$30	$33	$58	$158	$30
Corporate and discontinued operations	115	2	3	(11)	109	25
Capital expenditures	$152	$32	$36	$47	$267	$55

Howmet Aerospace Inc. and subsidiaries Calculation of Financial Measures (unaudited), continued (in U.S. dollars millions)

Adjusted free cash flow	Quarter Ended
March 31, 2021
Cash used for operations	$(6)
Cash receipts from sold receivables	57
Capital expenditures	(55)
Adjusted free cash flow	$(4)

The net cash funding from the sale of accounts receivables was neither a use of cash nor a source of cash in the first quarter of 2021.

Adjusted free cash flow is a non-GAAP financial measure. Management believes that this measure is meaningful to investors because management reviews cash flows generated from operations after taking into consideration capital expenditures (due to the fact that these expenditures are considered necessary to maintain and expand the Company's asset base and are expected to generate future cash flows from operations), as well as cash receipts from net sales of beneficial interest in sold receivables. It is important to note that Adjusted free cash flow does not represent the residual cash flow available for discretionary expenditures since other non-discretionary expenditures, such as mandatory debt service requirements, are not deducted from the measure.

Howmet Aerospace Inc. and subsidiaries Calculation of Financial Measures (unaudited), continued (in U.S. dollar millions, except per-share and share amounts)

Income from continuing operations, excluding Special items	Quarter ended
	March 31, 2020	December 31, 2020	March 31, 2021
Income from continuing operations	$153	$106	$80

Diluted earnings per share (EPS)
Continuing operations	$0.35	$0.24	$0.18
Discontinued operations	$0.14	$—	$—

Special items:
Restructuring and other charges	39	16	9
Discrete tax items(1)	(8)	(76)	(1)
Other special items(2)	20	44	7
Tax impact(3)	(10)	2	1

Income from continuing operations, excluding Special items	$194	$92	$96

Diluted EPS excluding Special items	$0.44	$0.21	$0.22

Average number of shares - diluted EPS excluding Special items	440,396,706	437,979,216	439,337,643

Income from continuing operations, excluding Special items and Diluted EPS excluding Special items are non-GAAP financial measures. Management believes that these measures are meaningful to investors because management reviews the operating results of the Company excluding the impacts of Restructuring and other charges, Discrete tax items, and Other special items (collectively, “Special items”). There can be no assurances that additional special items will not occur in future periods. To compensate for this limitation, management believes that it is appropriate to consider both Income from continuing operations determined under GAAP as well as Income from continuing operations excluding Special items.

(1)	Discrete tax items for each period included the following:
for the quarter ended March 31, 2020, a benefit related primarily to stock compensation ($8);

  for the quarter ended December 31, 2020, a benefit related to the release of a reserve as a result of a favorable Spanish tax case decision ($64), a benefit related to the recognition of a previously uncertain U.S. tax position ($30), a charge for adjustment related to a U.S. tax law change $6, a charge related to tax rate changes in various jurisdictions $4, a net charge for prior year items $4, and a net charge for other items $4; and

for the quarter ended March 31, 2021, a net benefit for other items ($1).
(2)	Other special items for each period included the following:

  for the quarter ended March 31, 2020, transaction costs associated with the Arconic Inc. Separation Transaction ($4), new financing costs associated with the Arconic Inc. Separation Transaction ($7), net costs related to fires at two plants ($11), impairment costs related to facilities closures ($3), partially offset by a favorable tax impact resulting from the difference between the Company's consolidated estimated annual effective tax rate and the statutory rate applicable to special items $4, and a reimbursement of legal and other advisory costs related to Grenfell Tower $1;

  for the quarter ended December 31, 2020, the special items relate primarily to a $53 cost to reverse indemnification receivables as a result of a favorable Spanish tax case which relieved Alcoa Corp. and Arconic Corp. of their share of the liability, a $9 cost for a reserve related to investment tax credits, and other net charges of $1, offset by a ($19) net benefit for insurance proceeds related to fires at two plants; and

  for the quarter ended March 31, 2021, net costs related to fires at two plants of $10, offset by the favorable tax impact resulting from the difference between the Company's consolidated estimated annual effective tax rate and the statutory rate applicable to special items ($3).

(3)	The tax impact on Special items is based on the applicable statutory rates whereby the difference between such rates and the Company’s consolidated estimated annual effective tax rate is itself a Special item.

Howmet Aerospace Inc. and subsidiaries Calculation of Financial Measures (unaudited), continued (in U.S. dollar millions)

Operational Tax Rate	Quarter ended March 31, 2021
	As reported	Special items(1)(2)	As adjusted
Income from continuing operations before income taxes	$113	$19	$132
Provision for income taxes	33	3	36
Operational tax rate	29.2%		27.3%

Operational tax rate is a non-GAAP financial measure. Management believes that this measure is meaningful to investors because management reviews the operating results of the Company excluding the impacts of Special items. There can be no assurances that additional Special items will not occur in future periods. To compensate for this limitation, management believes that it is appropriate to consider both the Effective tax rate determined under GAAP as well as the Operational tax rate.

(1)	Special items for the quarter ended March 31, 2021 include $9 of Restructuring and other charges and $10 related to plant-related fire costs.
(2)	Tax Special items includes discrete tax items, the tax impact on Special items based on the applicable statutory rates, the difference between such rates and the Company’s consolidated estimated annual effective tax rate and other tax related items. Discrete tax items included the following:
for the quarter ended March 31, 2021, a net benefit for other items ($1)

Howmet Aerospace Inc. and subsidiaries Calculation of Financial Measures (unaudited), continued (in U.S. dollars millions)

Net Debt	March 31, 2020	June 30, 2020	September 30, 2020	December 31, 2020	March 31, 2021
Short-term debt	$1,336	$391	$384	$376	$489
Long-term debt, less amount due within one year	4,608	4,695	4,697	4,699	4,224
Total debt	$5,944	$5,086	$5,081	$5,075	$4,713
Less: Cash, cash equivalents, and restricted cash	2,143	1,285	1,368	1,611	1,239
Net debt	$3,801	$3,801	$3,713	$3,464	$3,474

Net debt is a non-GAAP financial measure. Management believes that this measure is meaningful to investors because management assesses the Company's leverage position after factoring in cash that could be used to repay outstanding debt.

Howmet Aerospace Inc. and subsidiaries Calculation of Financial Measures (unaudited), continued (in U.S. dollars millions)

Operating income excluding Special items	Quarter ended
	March 31, 2020	December 31, 2020	March 31, 2021
Operating income	$258	$221	$189

Special items:
Restructuring and other charges	39	16	9
Costs associated with the Arconic Inc. Separation Transaction	4	—	—
Legal and other advisory reimbursements related to Grenfell Tower, net	(1)	(3)	—
Plant fire costs (reimbursements), net	11	(19)	10
Impairment costs related to facilities closures	3	—	—
Operating income excluding Special items	$314	$215	$208

Sales	$1,634	$1,238	$1,209

Operating income margin, excluding Special items	19.2%	17.4%	17.2%

Operating income excluding Special items and Operating income margin, excluding Special items are non-GAAP financial measures. Management believes that these measures are meaningful to investors because management reviews the operating results of the Company excluding the impacts of Special items. There can be no assurances that additional Special items will not occur in future periods. To compensate for this limitation, management believes that it is appropriate to consider both Operating income determined under GAAP as well as Operating income excluding Special items.

Howmet Aerospace Inc. and subsidiaries Calculation of Financial Measures (unaudited), continued (in U.S. dollars millions)

Reconciliation of Adjusted EBITDA excluding Special Items Margin	Quarter ended
	December 31, 2020	March 31, 2021
Income from continuing operations after income taxes	$106	$80

Add:
(Benefit) provision for income taxes	(35)	33
Other expense, net	74	4
Interest expense	76	72
Restructuring and other charges	16	9
Provision for depreciation and amortization	67	68
Adjusted EBITDA	$304	$266

Add:
Plant fire (reimbursements) costs, net	(19)	9
Legal and other advisory costs related to Grenfell Tower	(3)	—
Adjusted EBITDA excluding Special items	$282	$275

Third-party sales	$1,238	$1,209
Adjusted EBITDA excluding Special items Margin	22.8%	22.7%

The Company's definition of Adjusted EBITDA (Earnings before interest, taxes, depreciation, and amortization) is net margin plus an add-back for depreciation and amortization. Net margin is equivalent to Sales minus the following items: Cost of goods sold; Selling, general administrative, and other expenses; Research and development expenses; and Provision for depreciation and amortization. Management believes that Adjusted EBITDA and Adjusted EBITDA excluding Special items Margin are meaningful to investors because it provides additional information with respect to the Company's operating performance and the Company’s ability to meet its financial obligations. The Adjusted EBITDA presented may not be comparable to similarly titled measures of other companies.

Contacts

Investor Contact
Paul T. Luther
(412) 553-1950
Paul.Luther@howmet.com

Media Contact
Paul Erwin
(412) 553-2666
Paul.Erwin@howmet.com